JOINT VENTURE AGREEMENT WITH AL NASAR TRADING & INDUSTRIAL CORPORATION


August 15, 2000

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the Agreement or This Agreement) is entered into this August 14 , 2000 by and between

Affordable Homes of America, Inc, hereinafter referred to as AHOA, a Nevada Corporation whose principle place of business is 4505 W. Hacienda Ave. Unit I-1, Las Vegas, Nevada, USA and

AL Nasar Trading & Industrial Corporation, LLC, hereinafter referred to as ALNASR, a corporation registered in the Kingdom of Saudi Arabia (registration no. 3) whose principal place of business is Adam Khashoggi Vila, Al Washem Street, Murabba's District, Riyadh, Kingdom of Saudi Arabia.

WHEREAS

A. AHOA is the holder of two United States of America patents (number 5,782,970 and 5,852,077), the patents being issued for the manufactur ing of a protected new and unique building material hereinafter refer red to as the product;

B. AHOA has through extensive research and experience, developed low c ost, rapidly produced housing models which meet minimum building stan dards for the construction of homes in the United States and in many, if not all foreign countries.

C. AHOA is now capable and ready to offer the product and associated home building expertise to a joint venture partner, specifically ALNASR to introduce, market and sell the product in the Kingdom of Saudi Arabia and in other countries mutually selected by ALNASR and AHOA.

D. Furthermore, AHOA is now capable and ready to (a) provide full complete technical assistance in the establishment of plants to manufacture the product and (b) provide all the necessary expertise required to build and market low cost homes in accordance with models created by AHOA

AND WHERAS

A. ALNASR has the experience and contacts necessary to (a) market the product in the countries selected in the Middle East and Northern Africa and (b) create the infrastructure necessary for AHOA to build manufacturing plants for products where feasible.

B. ALNASR possesses the professional network which will work diligently towards obtaining various permits and licenses as required, both for the introduction of the product in the countries selected and for the introduction of the product in the countries selected and for the establishment of factories to construct manufacturing facilities in line with this agreement;

C. Furthermore, ALNASR now desires to utilize its experience, expertise and network to ensure the success of low cost housing models by bidding for housing projects in countries selected at the very earliest opportunity to this signing of this agreement.

NOW THEREFORE, In consideration of one United States Dollar (US$1.00) receipt of which is hereby acknowledged and the mutual promises and warranties contained herein, AHOA and ALNASR hereby agree as follows:

MARKETING AND PRODUCTION, LOW COST HOUSING 1. AHOA and ALNASR agree to the formation of two corporations called Affordable Homes (Middle East), Inc., the said corporations, unless otherwise agreed upon to be (a) a Canadian (British Columbia) and (b) a United States of America (Nevada) corporation respectively;

2. AHOA and ALNASR will each hold 50% of the Canadian and US corporation ( the "JV Corporations") respectively

3. AHOA and ALNASR understand that each of the JV corporations will be obliged to form alliances, partnerships or even JV agreements with third parties depending upon the individual requirements and project mechanics in each country:

4. AHOA will hereby grant the JV corporation the exclusive rights to (a) introduce and market the product in various countries selected and (b) construct manufacturing and production facilities to produce the product in the said countries selected and furthermore, unless there are fundamental reasons to the contrary AHOA agrees to transfer such exclusive rights to any alliances, partnerships or JV undertaken with third parties in any particular country.

5. AHOA will also grant the JV corporation the exclusive right, jointly, with other parties or on their own accords, to bid on low cost housing contracts in countries selected using AHOA's product and technical support.

6. AHOA warrants and guarantees that the product is feasible and further warrants that all technical information provided to ALNASR isaccurate and will be accurate at all times to the best of AHOA management

7. AHOA warrants that the product is viable building product and is one which can be produced and used at a cost substantially less that the cost of normally existing wood or concrete based housing materials

8. AHOA warrants that is engineer and technicians will be available for on site presentations, reviews and studies in the countries selected to assist ALNASR in any of its efforts envisaged in this Agreement

9. ALNASR agrees to use its best efforts to introduce, market and sell the product in countries selected and further agrees that the first country will be selected within 7 business days of the signing of this Agreement

10. ALNASR agrees that it will arrange for the preparation and submission of competitive bids which will be based on the use of the product (either via local production or via exports) to produce low cost housing in the country of countries selected.

11. ALNASR may provide, as its own contribution towards the Joint Ventures envisaged herein, land or buildings and such land or buildings will be acceptable to AHOA, if (a) they are deemed suitable for the furtherance of the objectives of the joint venture and (b) they are valued as per recognized local or international standards;

12. Each party will have equal representation of the Board of Directors of the corporation (per 1) unless such representation needs to be altered due to locally prevailing regulations in which case both parties shall arrive at mutually acceptance representations;

COSTS, FEES, EXPENSES & ORGANIZATION

13. Further to a Letter of Intent dated August 07, 2000, AHOA and ALNASR have made their initial contributions of $US 25,000.00 (United States Dollars Twenty Five Thousand only) each towards preliminary expenses designed to identify the precise nature of opportunities for the product in all countries in the Middle East and in certain countries forming the Northern Africa.

14. AHOA and ALNASR hereby, agree form this juncture, to operate the agreement only through the JV Corporations (per 1);

15. AHOA and ALNASR hereby agree that both parties will contribute a specified amount towards their share of initial capitalization of the corporations in such a manner that preliminary travel cost, legal fees and other expenditures are accounted for prior to formal capitalization pursuant to the actual implementation of country specific joint ventures for production, marketing and bidding purposes.

16. AHOA and ALNASR hereby agree to appoint Ms. Allison Eaton, President of Africa Resources Corporation, Vancouver, as Secretary of the Canadian corporation and AHOA appointee as Secretary of the US Corporation for the primary purpose of maintaining and preparing books, records, timetables, timelines and expense budgets;

17. AHOA and ALNASR hereby agree to appoint Mr. Stephen Nemerqut as General Counsel for purposes envisaged in this Agreement;

IMMEDIATE OBJECTIVES

18. ALNASR, will, within 7 business days of the signing of this Agreement, provide written confirmation of a least one country chosen for immediate implementation of the objectives of the Joint Venture with AHOA, namely to produce and manufacture the product and, further more, to promote low cost housing projects;

19. ALNASR will within 7 business days of the signing of this Agreement, provide a plan of action for a least four other countries where such plan will be implemented depending upon the level of resources available to AHOA;

20. ALNASR and AHOA will cause the formation of the corporations (per 1) with immediate effect so that the Secretaries of the Corporations can prepare and formalize books, records, and budgets in line with the objectives of the Agreement;

21. In order to fund the JV, and to complete other obligations under the Agreement, AHOA will immediately conduct a private placement financing in which cause AHOA will be actively assisted by Africa Resource Corporation and by ALNASR;

22. ALNASR hereby agrees to make all arrangements, in conjunction with Africa Resources, to enable AHOA to complete the targeted private placement for a sum expected to be for a minimum of $7.00 million and for a maximum of $15 million with the overriding provision that the bulk of the proceed excluding certain operating and working capital costs agreed upon, will be utilized to fund AHOA's share in the joint venture and/or joint ventures envisaged therein;

23. ALNASR is aware that shares issued as a consequence of the private placement by AHOA will be restricted shares (either Rule 144 or Reg,'S') and such shares may remain restricted for trading in the US either for a period of 12 months from the date of the issuance or pending AHOA effecting the appropriate registration of the securities issued;

GENERAL

24. It is explicitly understood by ALNSAR that AHOA's near term and longer term participation, especially in the manufacture of the product in one or more countries, is reliant upon the success of the private placement (per 22) and a failure to satisfactorily complete the private placement will make it impossible for AHOA to meet the forthcoming commitments as outlined in this Agreement;

25. The term of the Agreement shall be for a period of three (3) years with and automatic renewal for twenty five (25) years if a minimum of US$ 100,000,000.00 (United States Dollars One Hundred Million) of actual construction value is achieved within three years where such construction value will be the aggregate of construction expenditures in one or more countries designated by ALNASR;26. Since the representation on the Board of Directors (per 1) shall be equally split between AHOA and ALNASR, any stalemate in voting- despite the best efforts of both parties- will be submitted to an independent Arbitrator selected from the American Arbitrator Association in which case the Arbitrator's decision will be final;

27. This agreement may be terminated for any of the following reasons:

a. By mutual consent  of  both parties

b. By the failure of ALNASR to secure necessary licenses permits and other related arrangements in at least 1 country over a period of 12 months form the date of signing this Agreement.

c. By the failure of ALNASR to forward a comprehensive plan of action for the JV corporations within 12 months from the date of signing this Agreement;

d. By the failure of AHOA to complete the private placement envisaged herein within 6 months from the date of signing this Agreement;

e. By the failure of AHOA to demonstrate adequately that the product meets with all necessary minimum requirements and furthermore, to prove that the low cost housing model is reality;

28. The Agreement may be amended at any time provided that any amended agreement is in writing, signed by both parties and clearly referenced;

29. All timetables of timelines mentioned herein and appearing as the duties of any of the parties to the Agreement may be extended with the written consent of both parties to the agreement and the parties concerned hereby agree that certain requirements or provisions may be waived provided that such waiver is mutually agreed in writing

30. Address for notices and other communications:

       AHOA  Affordable Homes of America, Inc
             4505 W. Hacienda Ave. Unit I-1
             Las Vegas, NV
             #702-579-4888
             Fax#-702-579-4833
             e-mail:info@affordahome.com


    AL NASR  Trading & Industrial Corporation LLC
             Adnan Khashoggi Villa
             Al Washem Street
             Murabba's District
             Riyadh, Kingdom of Saudi Arabia
             Telephone: 1-9661-402-7888
             Fax:1-9661-402-8577


31. The Agreement is the final written expression and the complete and exclusive statement of the parties namely AHOA and ALNASR. It super- sedes any and all other agreements (and letters of intent as the case may be) written or oral between the parties and alterations or amendments hereinafter must only be with the written and mutual content of AHOA and ALNASR:

32. The Agreement, and its terms and conditions, shall be govern by the laws prevailing in the State of Nevada or laws in other jurisdictions if and when applicable;

33. In the event that any pan of the Agreement is determined invalid by a court of competent jurisdiction, such determination shall not effect the validity of the remaining portion of the Agreement:

34. Both parties agree that, within the framework of the Agreement, certain commission and/or finder's fees will be payable to Charlesbridge Holdings (Europe) Corporation/Africa Reiources Corporation and to The Aiegis Group and that the said commissions and fees will be negotiated separately and will form part of a separate aereement.


SIGNED AND ACCEPTED
DATED:  08/15/2000
For AFFFORDABLE HOMES OF AMERICA, INC.

By: /s/ Merle Ferguson
        --------------
        Merle Ferguson
        President


FOR AL NASR TRADING AND INDUSTRIAL CORPORATION, LLC

By /s/ ADNAN KHASHOGGI
       ---------------
       ADNAN KHASHOGGI
       DIRECTOR